July 12, 2024

Pramod Badjate

Re: Confirmatory Employment Letter

Dear Pramod,

On behalf of NETGEAR, Inc., I am pleased to offer you employment with NETGEAR, Inc. ("NETGEAR," the "Company," or "we") on the terms and conditions described in this letter agreement (the "Agreement").

1.
Title; Position. You will serve as the Company's President & GM, NFB, reporting to CJ Prober, Chief Executive Officer
2.
Start Date. Your employment with us will begin on July 22, 2024 (your actual commencement date, the "Start Date").
3.
Place of Employment: Your principal place of employment will be at the Company's headquarters in San Jose, CA. You may be required to travel from time to time for business reasons.
4.
Base Salary. Your annual base salary will be $525,000, which will be payable, less any applicable withholdings, in accordance with the Company's normal payroll practices.
5.
Annual Bonus. For each Company fiscal year, you will have the opportunity to earn a target annual cash bonus equal to 75% of your annual base salary earned during the fiscal year, based on achieving performance objectives established by the Company's Board of Directors
6.
("Board") or Compensation Committee ("Committee"), as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee pursuant to the same methodology applicable to other Company executives; provided, however, that for 2024, your target annual cash bonus will be pro-rated based on the number of days you are employed with the Company during such fiscal year, and the amount of your bonus for such fiscal year will be no less than such target amount. Unless determined otherwise by the Board or Committee, as applicable, any such bonus will be subject to your continued employment through and until the date of payment (which payment will be made at the same time as bonuses are paid to other Company executives). Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.

6.
Equity Awards. Subject to the approval of the Board or the Committee, as a material inducement to you accepting employment with the Company, the Company will grant you the following restricted stock unit awards (each, an "Equity Award") under an equity incentive plan of the Company (a "Plan"):
•
an award of time-based restricted stock units ("RSUs") relating to 165,000 shares of the Company's common stock ("Shares") (the "RSU Award"); and

•
an award of performance-based RSUs with a target amount of 55,000 Shares (the "PSU Award").

Each Equity Award will be granted to you only if you remain an employee of the Company through the grant date. Each Equity Award will be subject to the terms and conditions of a Plan and an award agreement between you and the Company (an "Award Agreement"). Except as otherwise provided in the Severance Agreement (as defined below), the Equity Awards will vest as follows:

RSU Award

One third of the RSU Award will vest on the one-year anniversary of the date vesting commences, and one-twelfth (I/12th) of the RSUs will vest each quarter for a period of 8 quarters thereafter, on the quarterly anniversary of the date vesting commences (or if there is no corresponding day, on the last day of the quarter), subject to your continued service with the Company through the applicable vesting dates; and

PSU Award

The PSU Award will vest based upon the level of achievement of the performance-based vesting condition set forth in the Performance Matrix below (the "Performance Goal") during the performance period beginning on April 27, 2024 and ending on December 31, 2026 (the "Performance Period") or Adjusted Performance Period (as defined below).

100% of the Eligible PSUs (if any) will vest on the three-year anniversary of the Vesting Start Date (the "Vesting Date"), provided that Participant continues to be a Service Provider through the Vesting Date; provided, however, that the vesting of the Eligible PSUs may be accelerated pursuant to (i) Section 16(c) of the Plan and (ii) the Change in Control and Severance Agreement by and between the Company and Participant (the "Severance Agreement"). In no event shall any Eligible PSUs vest following termination of Participant's status as a Service Provider, except pursuant to the Severance Agreement.

If a Change in Control (as defined in the applicable plan governing the equity award) does not occur before the last day of the Performance Period then as soon as administratively practicable after the completion of the Performance Period (but in no event later than the Vesting Date), the Administrator (as defined in the Plan) will certify in writing the extent to which the Performance Goal is achieved during the Performance Period.

If a Change in Control occurs before the last day of the Performance Period, then on a date that is prior to the closing date of the Change in Control, with the date determined by the

Administrator in its sole discretion (the "CIC Certification Date"), and in any event prior to the closing of the Change in Control, the Administrator will certify in writing the extent to which the Performance Goal is achieved during the Adjusted Performance Period as set forth in more detail below.

Performance Matrix:

(A) Performance-Based Vesting Condition. Except as provided under the "Change in Control" section below, the number of PSUs that will become Eligible PSUs (if any) will be determined based on how the Total Shareholder Return ("TSR") of the Company during the Performance Period compares to the TSRs of the Indexed Companies (as defined below) during the Performance Period. The "Index" means the Nasdaq Telecommunications Index (which is represented by the symbol "IXTC") or any successor index thereto. "Indexed Companies" means the companies that are (i) in the Index as of the beginning of the Performance Period and (ii) have not been acquired prior to the end of the Performance Period.

Relative TSR. Except as provided under the "Change in Control" section below, the number of Eligible PSUs (if any) will be determined based on the TSR of the Company (the

"Company TSR") during the Performance Period relative to the TSRs of the Indexed Companies (each, an "Indexed Company TSR") during that Performance Period, determined as follows:

Step 1: Calculate the beginning price with respect to the Company and each Indexed Company by determining the average of the closing market prices of that company's common stock on the principal exchange on which the stock is traded for the 20 consecutive trading days ending with the last trading day before the beginning of the Performance Period (each, a "Beginning Price"). For the purpose of determining the Beginning Price, the value of dividends and other distributions (the ex-dividend date for which occurs during the 20-trading day measurement period) will be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

Step 2: Calculate the ending price with respect to the Company and each Indexed Company (other than a Bankrupt Indexed Company (as defined below)) by determining the average of the closing market prices of that company's common stock on the principal exchange on which the stock is traded for the 20 consecutive trading days ending on the last trading day of that Performance Period (each, an "Ending Price"). For the purpose of determining the Ending Price, the value of dividends and other distributions (the ex-dividend date for which occurs during the Performance Period) will be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

Step 3: Calculate the Company TSR and the Indexed Company TSR for each Indexed Company (other than a Bankrupt Indexed Company) by applying the following formula: (Ending Price/Beginning Price)-!. The Company TSR and each Indexed Company TSR will each be expressed as a percent of increase (i.e., a positive percent)

or decrease (i.e., a negative percent) rounded to two decimal places (applying standard rounding principles). The Indexed Company TSR for any Indexed Company that files for bankruptcy during the Performance Period (a "Bankrupt Indexed Company") will be - 100.00%.

Step 4: Rank the Company TSR and the Indexed Company TS Rs from highest (highest positive percentage) to lowest (highest negative percentage).

Step 5: Based on the percentile ranking of the Company TSR relative to the Indexed Company TSRs under Step 4, calculate the number of Eligible PSUs (if any) by determining the product of (x) the Applicable Percentage (as determined below) multiplied by (y) the target number of PSUs, with the number of resulting Eligible PSUs rounded to the nearest whole Eligible RSU (applying standard rounding principles).

The "Applicable Percentage" for the Performance Period will be determined as follows:

Percentile Rank	Applicable Percentage*
Below 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile or above	150%

* If the Company TSR ranks among the Indexed Company TSRs at a percentile that falls between the 25th and 50th percentiles or between the 50th and 75th percentiles, the Applicable Percentage will be determined based on a linear interpolation between the corresponding Applicable Percentages for those thresholds.

The Administrator's determination as to the number of PSUs that become Eligible PSUs (if any) will be deemed to be final and binding on Participant or any other holder of this Award and will be given the maximum deference permitted by Applicable Laws (as defined in the Plan).

Change in Control. Notwithstanding the foregoing section entitled "Relative TSR," if a Change in Control occurs before the last day of the Performance Period, the number of PSUs that will become Eligible PSUs (if any) will be calculated applying Steps 1 through 5 in the "Relative TSR" section with the following modifications:

Rather than being determined based on the Company TSR relative to the Indexed Company TSRs during that Performance Period, the number of Eligible PSUs (if any) will instead be determined based on the Company TSR during the Adjusted Performance Period relative to the Indexed Company TSRs during the Adjusted Performance Period, and any references to the "Performance Period" under the "Relative TSR" section will refer to the "Adjusted Performance Period." "Adjusted Performance Period" means the period beginning on the first day of that Performance Period and ending on the CIC Certification Date.

The Ending Price for purposes of calculating the Company TSR will equal the price payable for a Share (as defined in the Plan) in connection with the Change in Control, with the final determination of the amount so payable determined by the Administrator. For the purpose of determining the Ending Price, the value of dividends and other distributions (the ex-dividend date for which occurs during the Adjusted Performance Period) will be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

The Ending Price for each Indexed Company (other than a Bankrupt Indexed Company) will be the average of the closing market prices of that company's common stock on the principal exchange on which the stock is traded for the 20 consecutive trading days ending on the last trading day of the Adjusted Performance Period. For the purpose of determining the Ending Price, the value of dividends and other distributions (the ex-dividend date for which occurs during the Adjusted Performance Period) will be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

On the CIC Certification Date (and in any event prior to the closing of the Change in Control), the Administrator will certify in writing the Company TSR percentile rank relative to the Indexed Company TS Rs and the number of Eligible PSUs.

For the avoidance of doubt, the Change in Control will not change the Vesting Date.

All determinations regarding the Beginning Price, the Ending Price, the Company TSR, the Indexed Company TSRs, and the Applicable Percentage will be made by the Administrator in its sole discretion, and all such determinations will be final and binding on all parties.

While the above provides the general terms of each Equity Award, the complete terms and conditions of each Equity Award will be set forth in the applicable Award Agreement. If there is any conflict between the general terms described above and the provisions of such Award Agreement, the Award Agreement will govern.

7.
Employee Benefits. You will be eligible to participate in the benefit plans and programs established by the Company for its similarly-situated executives from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.
8.
Severance. You will be eligible to enter into a Severance Agreement applicable to you based on your position within the Company. The Severance Agreement will specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company.

9.
Confidentiality Agreement. As a condition of your continued employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, and Invention Assignment Agreement and a Mutual Arbitration Agreement in the Company's standard forms (together, the "Confidentiality Agreement") which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Confidentiality Agreement before the Start Date.

10. Conditions to Employment. This offer and your continued employment is conditional upon the following:

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The accuracy of information contained in your resume or job application, satisfactory completion of reference checking, background checking, and verification of degree if applicable.
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For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within 3 business days of your date of hire, or our employment relationship with you may be terminated.

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As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company Handbook.
11.
At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any of its affiliates. Your employment with the Company will be "at will." It will be for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. We request that, in the event of resignation, you give the Company at least 2 weeks' notice.
12.
Protected Activity Not Prohibited. You understand that nothing in this Agreement limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board, including disclosing documents or other information as permitted by law. In addition, you understand that nothing in this Agreement or the Confidentiality Agreement, including its definition of "Company Confidential Information" prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Notwithstanding the preceding, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. You further understand that you are not permitted to disclose the Company's attorney-client privileged communications or attorney work product. In addition, you hereby acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit A. Finally, you understand that nothing in this Agreement or the Confidentiality Agreement, including its definition of "Company Confidential Information," (i) limits employees' rights to discuss or disclose wages, benefits, or terms and conditions of employment as protected by applicable law, including any rights under Section 7 of the National Labor Relations Act, or (ii) otherwise impairs employees from assisting other Company employees and/or former employees in the exercise of their rights under Section 7 of the National Labor Relations Act.

13.
Governing Law. The law of the state of California governs the interpretation of this Agreement without regard to any choice of law or conflict of laws rules, provisions or principles (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.
14.
Miscellaneous. This Agreement, the Confidentiality Agreement, the Indemnification Agreement between you and the Company, and the Severance Agreement constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement may be modified only by a written agreement signed by you and a duly authorized officer of the Company.

We look forward to you joining NETGEAR. To accept this offer of employment, please sign and date this Agreement in the space provided below.

Sincerely,

NETGEAR, Inc.

By: /s/ Fiona Spratt

Fiona Spratt

Agreed to and accepted:

/s/ Pramod Badjate

Pramod Badjate

Dated: 7/12/2024

Exhibit A

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

" ... An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made--(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (8) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. ... An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual-(A) files any document containing the trade secret under seal; and (8) does not disclose the trade secret, except pursuant to court order."